Exhibit 99.1
SPANISH BROADCASTING SYSTEM, INC. REPORTS
RESULTS FOR THE THIRD QUARTER 2010
COCONUT GROVE, FLORIDA, November 12, 2010 — Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA) today reported financial results for the three- and nine-months ended September 30, 2010.
Financial Highlights

	Three-Months Ended			Nine-Months Ended
	September 30,		%	September 30,		%
(in thousands)	2010	2009	Change	2010	2009	Change

Net revenue:
Radio	$30,468	34,558	(12%)	$89,371	91,923	(3%)
Television	4,085	4,024	2%	11,865	11,505	3%

Consolidated	$34,553	38,582	(10%)	$101,236	103,428	(2%)

Operating income before depreciation and amortization, loss (gain) on the disposal of assets, net, and impairment charges and restructuring costs, a non-GAAP measure:
Radio	$14,045	17,178	(18%)	$41,519	40,593	2%
Television	(1,963)	(962)	(104%)	(6,240)	(5,595)	(12%)
Corporate	(1,331)	(2,372)	44%	(5,806)	(7,545)	23%

Consolidated	$10,751	13,844	(22%)	$29,473	27,453	7%

As of
Sept 30, 2010
Cash and cash equivalents	$51,818
Please refer to the Non-GAAP Financial Measures and Unaudited Segment Data sections for definitions and a reconciliation of GAAP to non-GAAP financial measures.
Discussion and Results
Raúl Alarcón, Jr., Chairman and CEO, commented, “Our third quarter results reflect continued volatile advertising conditions in our markets, offset in part by our efforts to prudently manage our costs. Our multi-media platform includes some of the most recognized brands in the nation, including our top-ranked radio stations in the largest Hispanic markets. As the economy continues to rebound and the census results are reported, we believe we are well positioned to benefit as advertisers see the importance of reaching the fast-growing Hispanic market.”

Spanish Broadcasting System, Inc.
Quarter Results
For the quarter ended September 30, 2010, consolidated net revenue totaled $34.6 million compared to $38.6 million for the same prior year period, resulting in a decrease of $4.0 million or 10%. This consolidated decrease was attributable to the decrease in our radio segment net revenue of $4.1 million or 12%. Our radio segment net revenue decreased due to national and local sales. The decrease in national sales occurred in all of our markets, with the exception of our Puerto Rico market. The decrease in local sales occurred in all of our markets, with the exception of our Puerto Rico and Miami markets. Our television segment net revenue increased $0.1 million or 2%, primarily due to an increase in local spot sales and integrated sales, offset by a decrease in paid programming.
Operating income before depreciation and amortization, loss (gain) on the disposal of assets, net, and impairment charges and restructuring costs, a non-GAAP measure, totaled $10.8 million compared to $13.8 million for the same prior year period, representing a decrease of $3.1 million or 22%. This decrease was primarily attributed to the decrease in net revenue. Please refer to the Non-GAAP Financial Measures and Unaudited Segment Data sections for definitions and a reconciliation of GAAP to non-GAAP financial measures.
Operating income totaled $7.2 million compared to $12.3 million for the same prior year period, resulting in a decrease of $5.0 million or 41%. The decrease in operating income was mainly due to the decrease in net revenue and the impairment charges and restructuring costs of $2.1 million.
Nine-Months Ended Results
For the nine-months ended September 30, 2010, consolidated net revenue totaled $101.2 million compared to $103.4 million for the same prior year period, resulting in a decrease of $2.2 million or 2%. This consolidated decrease was attributable to our radio segment. The decrease in our radio segment net revenue of $2.6 million or 3% was primarily due to national sales, offset by an increase in special events. The decrease in national sales occurred in all of our markets, with the exception of our San Francisco market. The increase in special events occurred in our Puerto Rico and Los Angeles markets. Our television segment net revenue increased $0.4 million or 3%, primarily due to an increase in local spot sales and integrated sales, offset by a decrease in paid programming.
Operating income before depreciation and amortization, loss (gain) on the disposal of assets, net, and impairment charges and restructuring costs, a non-GAAP measure, totaled $29.5 million compared to $27.5 million for the same prior year period, representing an increase of $2.0 million or 7%. This increase was primarily attributed to the decrease in operating expenses. Please refer to the Non-GAAP Financial Measures and Unaudited Segment Data sections for definitions and a reconciliation of GAAP to non-GAAP financial measures.
Operating income totaled $23.0 million compared to $12.1 million for the same prior year period, representing an increase of $10.9 million or 90%. The increase in operating income was mainly due to the decreases in operating expenses and impairment charges and restructuring costs.

Spanish Broadcasting System, Inc.
About Spanish Broadcasting System, Inc.
Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and/or operates 21 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, which are leading radio stations airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Hurban format genres. The Company also owns and operates Mega TV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events in the major U.S. markets and Puerto Rico. In addition, the Company operates www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.
This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. Forward-looking statements, which are based upon certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology. Factors that could cause actual results, events and developments to differ are included from time to time in the Company’s public reports filed with the Securities and Exchange Commission. All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.
(Financial Table Follows)

Contacts:
Analysts and Investors	Analysts, Investors or Media
Joseph A. García	Chris Plunkett
Chief Financial Officer, Chief Administrative Officer,	Brainerd Communicators, Inc.
Senior Executive Vice President and Secretary	(212) 986-6667
(305) 441-6901

Spanish Broadcasting System, Inc.
Below are the Unaudited Condensed Consolidated Statements of Operations for the three- and nine-months ended September 30, 2010 and 2009.

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
Amounts in thousands, except per share amounts	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Net revenue	$34,553	38,582	$101,236	103,428
Station operating expenses	22,471	22,366	65,957	68,430
Corporate expenses	1,331	2,372	5,806	7,545
Depreciation and amortization	1,392	1,574	4,394	4,737
Loss (gain) on the disposal of assets, net	23	(14)	31	(29)
Impairment charges and restructuring costs	2,097	—	2,097	10,686

Operating income	7,239	12,284	22,951	12,059
Interest expense, net	(2,317)	(6,723)	(11,743)	(19,841)
Changes in fair value of derivative instrument	—	958	5,863	3,448
Other income, net	—	—	—	1

Income (loss) before income taxes	4,922	6,519	17,071	(4,333)
Income tax expense	1,844	1,976	5,390	1,611

Net income (loss)	3,078	4,543	11,681	(5,944)

Dividends on Series B preferred stock	(2,482)	(2,482)	(7,446)	(7,446)

Net income (loss) applicable to common stockholders	$596	2,061	$4,235	(13,390)

Net income (loss) per common share:
Basic and Diluted	$0.01	0.03	$0.06	(0.18)

Weighted average common shares outstanding:
Basic	72,613	72,515	72,604	72,507

Diluted	72,828	72,555	72,824	72,507

Spanish Broadcasting System, Inc.
Non-GAAP Financial Measures
Included below are tables that reconcile the three- and nine-months ended reported results in accordance with Generally Accepted Accounting Principles (GAAP) to Non-GAAP results. The tables reconcile Operating Income to Operating Income before Depreciation and Amortization, Loss (Gain) on the Disposal of Assets, net, and Impairment Charges and Restructuring costs.
UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON- GAAP RESULTS

	Three-Months Ended
	September 30,		%
(Amounts in thousands)	2010	2009	Change

Operating Income	$7,239	12,284
add back: Impairment charges and restructuring costs	2,097	—
add back: Loss (gain) on the disposal of assets, net	23	(14)
add back: Depreciation and amortization	1,392	1,574

Operating Income before Depreciation and Amortization, Loss (Gain) on the Disposal of Assets, net, and Impairment Charges and Restructuring Costs	$10,751	13,844	(22%)

	Nine-Months Ended
	September 30,		%
(Amounts in thousands)	2010	2009	Change

Operating Income	$22,951	12,059
add back: Impairment charges and restructuring costs	2,097	10,686
add back: Loss (gain) on the disposal of assets, net	31	(29)
add back: Depreciation and amortization	4,394	4,737

Operating Income before Depreciation and Amortization, Loss (Gain) on the Disposal of Assets, net, and Impairment Charges and Restructuring Costs	$29,473	27,453	7%

Operating Income before Depreciation and Amortization, Loss (Gain) on the Disposal of Assets, net, and Impairment Charges and Restructuring costs are not measures of performance or liquidity determined in accordance with GAAP in the United States. However, we believe that these measures are useful in evaluating our performance because they reflect a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions. These measures are widely used in the broadcast industry to evaluate a company’s operating performance and are used by us for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations. However, these measures should not be considered in isolation or as substitutes for Operating Income, Net Income (Loss), Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because Operating Income (Loss) before Depreciation and Amortization, Loss (Gain) on the Disposal of Assets, net, and Impairment Charges and Restructuring costs, is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures used by other companies.

Spanish Broadcasting System, Inc.
Unaudited Segment Data
We have two reportable segments: radio and television. The following summary table presents separate financial data for each of our operating segments (in thousands):

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net revenue:
Radio	$30,468	34,558	$89,371	91,923
Television	4,085	4,024	11,865	11,505

Consolidated	$34,553	38,582	$101,236	103,428

Engineering and programming expenses:
Radio	$5,795	6,478	$17,269	20,973
Television	4,174	3,113	12,565	10,857

Consolidated	$9,969	9,591	$29,834	31,830

Selling, general and administrative expenses:
Radio	$10,628	10,902	$30,583	30,357
Television	1,874	1,873	5,540	6,243

Consolidated	$12,502	12,775	$36,123	36,600

Operating income before depreciation and amortization, loss (gain) on the disposal of assets, net, and impairment charges and restructuring costs:
Radio	$14,045	17,178	$41,519	40,593
Television	(1,963)	(962)	(6,240)	(5,595)
Corporate	(1,331)	(2,372)	(5,806)	(7,545)

Consolidated	$10,751	13,844	$29,473	27,453

Depreciation and amortization:
Radio	$622	781	$2,008	2,374
Television	569	556	1,695	1,646
Corporate	201	237	691	717

Consolidated	$1,392	1,574	$4,394	4,737

Loss (gain) loss on the disposal of assets, net:
Radio	$23	(6)	$23	(26)
Television	—	—	8	19
Corporate	—	(8)	—	(22)

Consolidated	$23	(14)	$31	(29)

Impairment charges and restructuring costs:
Radio	$—	—	$—	10,614
Television	43	—	43	24
Corporate	2,054	—	2,054	48

Consolidated	$2,097	—	$2,097	10,686

Operating income (loss):
Radio	$13,400	16,403	$39,488	27,631
Television	(2,575)	(1,518)	(7,986)	(7,284)
Corporate	(3,586)	(2,601)	(8,551)	(8,288)

Consolidated	$7,239	12,284	$22,951	12,059

Spanish Broadcasting System, Inc.
Selected Unaudited Balance Sheet Information and Other Data:

As of
(Amounts in thousands)	September 30, 2010

Cash and cash equivalents	$51,818

Total assets	$470,939

Senior secured credit facility term loan due 2012	$307,125
Other debt	6,706

Total debt	$313,831

Series B preferred stock	$92,349
Accrued dividends payable	11,996

Total	$104,345

Total stockholders’ deficit	$(49,619)

Total capitalization	$368,557

	For the Nine-Months Ended
	September 30,
(Amounts in thousands)	2010	2009

Capital expenditures	$1,257	815

Cash paid for income taxes, net	$20	29